Exhibit 99.3

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 27, 2006 (“Effective Date”), by and between The Inventure Group, Inc., a Delaware corporation, (the “Company”), and Steve Weinberger (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to retain the services of Executive, and Executive desires to be employed by the Company, on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.     Employment.  The Company agrees to employ Executive as Chief Financial Officer of the Company, and Executive accepts such employment and agrees to perform full-time employment services for the Company, subject always to resolutions of the Board of Directors of the Company (the “Board”) and direction from the Company’s Chief Executive Officer, for the period and upon the other terms and conditions set forth in this Agreement.  This Agreement and the Company’s obligations hereunder are contingent upon Executive obtaining and maintaining throughout his employment appropriate authorization from the United States Government to live and work in the United States, and the Company will pay reasonable legal fees for Executive to apply for appropriate visas relating thereto.

2.     Term.  The term of Executive’s employment hereunder (the “Term”) shall commence on the Effective Date, and shall continue until this Agreement is terminated upon written notice by either party as set forth in Section 6 below, for any reason whatsoever, this being an “at will” employment agreement.  Sections 6 and 7 of this Agreement shall govern the amount of any compensation to be paid to Executive upon termination of this Agreement and his employment.

3.     Position and Duties.

3.1.          Service with the Company.  During the Term of this Agreement, Executive agrees to perform such executive employment duties as the Chief Executive Officer shall reasonably assign to him from time to time.

3.2.          No Conflicting Duties.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company.

4.     Compensation and Benefits.

4.1.          Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annual salary of $230,000.00 U.S. (the “Base Salary”).  The Base Salary shall be reviewed not less than annually and subject to change at the discretion of the Chief

Executive Officer and the Board (or its Compensation Committee), however, the Base Salary may not be decreased without the written consent of the Executive.  The Company shall pay the Base Salary to Executive on the Company’s regularly scheduled paydays in accordance with the Company’s normal payroll procedures and policies.

4.2.          Bonuses.  Executive may be eligible for bonuses as determined by the Board (or its Compensation Committee) in its discretion.

4.3.          Option Grant.  Within thirty (30) days after the Effective Date, the Company and Executive will enter into a Stock Option Agreement in the form attached hereto as Exhibit A, pursuant to which the Company will provide a one-time grant to Executive in the amount of 50,000 stock options, with the strike price set at close of market on the first day of employment, on the terms set forth in Exhibit A.

4.4.          Participation in Benefit Plans.  Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, disability, life insurance, 401(k) plan, sick days, vacation, and holidays.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  In addition, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, bonus and stock plans offered, sponsored or established by the Company on substantially the same basis as other executives of the Company.

4.5.          Business Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation.

4.6.          Key Man Life Insurance.  During the Term of this Agreement, the Company shall have the option of purchasing and paying the premiums for a “Key Man” life insurance policy relating to Executive in a coverage amount determined by the Company, and the Company shall be named as the beneficiary of such policy.  Executive represents and warrants that he currently is insurable for such policy on an unrated basis and agrees to fully cooperate with the Company in obtaining the policy.

4.7.          Automobile Allowance.  The Company shall pay Executive $850.00 per month as an automobile allowance, less any required withholdings for tax purposes (the “Monthly Car Allowance”).  Executive shall procure and maintain adequate insurance coverage on the automobile he uses for Company purposes.  Executive acknowledges that he may recognize taxable income in connection with these payments and that these amounts will be reflected on Executive’s W-2, if required by law.

4.8.          Relocation.  The Company will provide Executive with a one-time non-accountable pre-tax lump sum relocation allowance of $60,000 (Relocation Allowance).  The Company will report and withhold taxes from the Relocation Expenses as required by applicable law.  Should Executive voluntarily terminate his employment with the Company for any reason within one year of the Effective Date, or fail to permanently relocate to the Phoenix area within six (6) months of the Effective Date, Executive will be required to repay the Company for the full amount of the Relocation Allowance.

5.     Termination.

5.1.          Disability.  At the Company’s election, Executive’s employment and this Agreement shall terminate upon Executive’s becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period.  For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement.  A reasonable determination by the Company of the existence of a disability shall be conclusive for all purposes hereunder.  In making such determination of disability, the Company may utilize such advice and consultation as the Company deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

5.2.          Death of Executive.  Executive’s employment and this Agreement shall terminate immediately upon the death of Executive.

5.3.          Termination for Cause.  The Company may terminate Executive’s employment and this Agreement at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive.  As used herein, the term “Cause” shall mean a determination in good faith by the Company of one or more of the following by Executive:

5.3.1.               Committed a criminal act or a single act of fraud, embezzlement, theft, breach of trust, or other act of gross misconduct;

5.3.2.               Been arraigned, indicted, formally charged, or convicted of any felony or any crime involving dishonesty, fraud, theft, or moral turpitude, whether or not related to Executive’s employment with the Company;

5.3.3.               Been arraigned, indicted, formally charged, or convicted of any crime or offense that, in the reasonable good faith judgment of the Company, has or could materially damage the reputation of the Company or would materially interfere with Executive’s performance of services to the Company;

5.3.4.               Willful misconduct or gross negligence with regard to the Company having a material adverse affect on the Company;

5.3.5.               Violated any material written Company policy or rules of the Company, after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days;

5.3.6.               Willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, as amended, provided that such violation or noncompliance resulted in material economic harm to the Company;

5.3.7.               The failure to obtain or maintain the right to legally work and/or live in the United States;

5.3.8.               Refused to, or failed to attempt in good faith to, perform the Executive’s duties or to follow the written directions given to Executive by the Board or the Chief Executive Officer, after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days; or

5.3.9.               Breached any covenant or obligation under this Agreement or other agreement with the Company, after written notice from the Company and a reasonable opportunity to cure (if deemed curable by the Company in its sole discretion) not to exceed fifteen (15) days.

5.4.          Resignation.  Executive’s employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.

5.5.          Termination Without Cause.  The Company may terminate Executive’s employment and this Agreement without cause upon written notice to Executive.  Termination “without cause” shall mean termination of employment on any basis (including no reason or no cause) other than termination of Executive’s employment hereunder pursuant to Sections 5.1, 5.2, 5.3, or 5.4.

5.6.          Surrender of Records and Property.  Upon termination of his employment with the Company or when requested at any time by the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the

Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers and other data devices that he owns or controls.

6.     Compensation Upon the Termination of Executive’s Employment.

6.1.          In the event that Executive’s employment and this Agreement are terminated pursuant to Section 5.1 (Disability), 5.3 (Cause), or 5.4 (Resignation), then Executive shall be entitled to receive Executive’s then current Base Salary through the date his employment is terminated, but no other compensation of any kind or amount.

6.2.          In the event Executive’s employment and this Agreement are terminated pursuant to Section 5.2 (Death), Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through the end of the month in which his death occurs, but no other compensation of any kind or amount.

6.3.          Unless Section 7 applies, in the event Executive’s employment and this Agreement are terminated by the Company pursuant to Section 5.5 (Without Cause), the Company shall pay to Executive, as a severance allowance, the following amounts, but no other compensation or benefits of any kind:

(a) Executive’s then current monthly Base Salary and Executive’s Monthly Car Allowance for the six (6) month period following the date of termination, paid on the Company’s regular paydays throughout that 6-month period; and

(b) Up to $9,000.00 for outplacement services for Executive with an outplacement firm selected by Executive.

(c) Executive shall be entitled to receive these benefits and payments only if he complies with his continuing obligations to the Company as set forth in this Agreement.

6.4.          In the event that Executive’s employment and this Agreement are terminated pursuant to 5.4 (Resignation) within twelve (12) months after a Change in Control (as defined in Section 7.1 below), the Company shall pay, for Executive’s benefit, up to $9,000.00 for outplacement services for Executive with an outplacement firm selected by Executive.

6.5.          For purposes of Section 409A Internal Revenue Code, as amended (“Section 409A”), Executive hereby elects to receive, and the Company hereby agrees to pay, each amount payable under this Agreement at the times, and on the terms and conditions, set forth herein.

6.6.          Notwithstanding the foregoing, if Section 409A would impose any additional tax on payments within the first six months following Executive’s Separation from Service (as defined in Section 409A), such payments shall be delayed to the minimum extent necessary to avoid such additional tax.  Any delayed payments shall be paid in a lump sum at the completion of such six-month period.

7.     Change in Control.  In the event of both a Change in Control (as defined below) and the occurrence of Good Reason (as defined below), the Company shall, within thirty (30) days after occurrence of the last of these conditions, pay Executive a lump sum amount equal to Executive’s then current annual Base Salary.  Executive shall be entitled to receive this payment only if he complies with his continuing obligations to the Company as set forth in this Agreement.

7.1.          Definition of Change in Control.  As used herein, a “Change in Control” means both: (i) a change in the composition of the Board, as a result of which less than a majority of the incumbent directors are directors who either (x) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (y) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; and (ii) one of the following events has occurred:  (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 30% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation, or other reorganization; or (b) the sale, transfer, or other disposition of all or substantially all of the Company’s assets.  A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

7.2.          Definition of Good Reason.  As used herein, “Good Reason” means any of the following:  (i) termination by the Company of Executive’s employment and this Agreement without cause (as that term is defined in Section 5.5) within three (3) months before, or within twelve (12) months after, a Change in Control; (ii) a material reduction in Executive’s title, status, authority, or responsibility at the Company within twelve (12) months after a Change in Control; (iii) within twelve (12) months after a Change in Control, there is a material reduction in the benefits that were in effect for the Executive immediately prior to the Change in Control, and comparable reductions have not been made in the benefits of the other members of senior management of the Company; (iv) except with Executive’s prior written consent, relocation of Executive’s principal place of employment to a location outside Maricopa County, Arizona within twelve (12) months following a Change in Control; or (v) any material breach by the Company of its material obligations under this Agreement within twelve (12) months following a Change in Control.

8.     Release.  As a condition precedent to the Company’s obligation to provide Executive with the amounts set forth in Section 6.3, Section 6.4, or Section 7, Executive must first execute and deliver to the Company a legal release, in form and substance acceptable to the Company, in which Executive releases the Company and its affiliates, directors, officers, employees, agents, and others affiliated with the Company from any and all claims, including claims relating to the Executive’s employment with the Company, the termination of Executive’s employment, if applicable, and any facts constituting Good Reason.

9.     Ventures.  If, during the Term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.

10.   Restrictions.

10.1.        Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

10.1.1.             “Trade Secrets” means information that is not generally known about the Company or its business, including without limitation about its products, recipes, projects, designs, developmental or experimental work, computer programs, data bases, know-how, processes, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements.  “Trade Secrets” also means formulas, patterns, compilations, programs, devices, methods, techniques, or processes that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  In particular, the parties agree and acknowledge that the following list, which is not exhaustive and is to be broadly construed, enumerates some of the Company’s Trade Secrets, the disclosure of which would be wrongful and would cause irreparable injury to the Company: (i) recipes for the Company’s specialty potato chips and other salted snack foods; (ii) manufacturing processes for the foregoing products; (iii) pricing information; (iv) product development, marketing, sales, customer, and supplier information related to any Company product or service available commercially or in any stage of development during Executive’s employment with the Company; and (v) Company marketing and business strategies, ideas, and concepts.  Executive acknowledges that the Company’s Trade Secrets were and are designed and developed by the Company at great expense and over lengthy periods of time, are secret, confidential, and unique, and constitute the exclusive property of the Company.

10.1.2.             “Restricted Field” means the business of manufacturing, developing, marketing, and/or selling specialty potato chips or other salted snack foods or other business activities in which the Company engages during the Term.  The Company is in the business of developing, manufacturing, and selling these products in the Business Territory.

10.1.3.             “Non-Competition Period” means a period of 12 months after the termination of Executive’s employment with the Company unless a court of competent jurisdiction determines that that Period is unenforceable under applicable law because it is too long, in which case the Non-Competition Period shall be for the longest of the following periods that the court determines is reasonable under the circumstances:  11 months, 10 months, 9 months, 8 months, 7 months, or 6 months after the termination of Executive’s employment with the Company.

10.1.4.             “Business Territory” means the entire United States, unless a court of competent jurisdiction determines that that geographic scope is unenforceable under applicable law because it is too broad, in which case the Business Territory shall be amended by eliminating geographical areas and states from the following list until the Business Territory is determined to be reasonable:  Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Washington, District of Columbia, West Virginia, Wisconsin, Wyoming, Maricopa County, Arizona, Phoenix, Arizona.  The parties acknowledge and agree that if any of the geographic areas or States listed above is required by law to be eliminated, it would be fair and appropriate to do so in the inverse order of the volume of revenue received or projected to be received by the Company from such area or State at the time of determination.

10.1.5.             “Non-Solicitation Period” means a period of 12 months after the termination of Executive’s employment with the Company.

10.2.        Non-Disclosure Obligations.  Executive shall not at any time, during or after the Term of this Agreement, without the express written consent of an officer of the Company, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive’s own benefit or for the benefit of any person, firm, corporation or entity other than the Company, any Trade Secrets of the Company.

10.3.        Non-Competition Obligations.  Executive acknowledges the substantial amount of time, money, and effort that the Company has spent and will spend in developing its products and other strategically important information (including Trade Secrets), and agrees that during the Non-Competition Period, Executive will not, alone or with others, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in any Restricted Field activities in the Business Territory, nor have any such relationship with any person or entity that engages in Restricted Field activities in the Business Territory; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or traded actively in any national over-the-counter market so long as Executive has no other relationship with such company in violation of this Agreement.  The Non-Competition Period set forth in this Section 10.3 shall be tolled during any period in which the Executive is in breach of the restriction set forth herein.

10.4.        Agreement Not to Solicit Customers.  Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business that engages in Restricted Field activities in the Business Territory (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the twelve (12) months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the year preceding the termination of employment (the “Customers”).  The Non-Solicitation Period set forth in this Section 10.4 shall be tolled during any period in which the Executive is in breach of the restriction set forth herein.

10.5.        Agreement Not to Solicit Employees.  Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ.  The Non-Solicitation Period set forth in this Section 10.5 shall be tolled during any period in which the Executive is in breach of the restriction set forth herein.

10.6.        Non-Disparagement.  Executive agrees that during Executive’s employment with the Company hereunder and thereafter, he will not, either directly or indirectly, disparage, defame, or besmirch the reputation, character, or image of the Company or its products, services, employees, directors, or officers.

10.7.        Reasonableness.  Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company’s business.  Executive further acknowledges and agrees that (i) the Company has a legitimate interest in protecting the Company’s business activities and its current, pending, and potential Trade Secrets; (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive’s chosen profession, trade, or business is in manufacturing, developing, and marketing retail food products (the “Profession”);(v) the Restricted Field is only a very small or limited part of the Profession, and Executive can work in many different jobs in Executive’s Profession besides those in the Restricted Field; (vi) the covenants set forth herein do not completely restrain Executive from working in Executive’s Profession, and Executive can earn a livelihood in Executive’s Profession without violating any of the covenants set forth herein; (vii) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (viii) if Executive were to work for a competing company that engages in activities in the Restricted Field, there would be a substantial risk that Executive would inevitably disclose Trade Secrets to that company; (ix) the Company competes with other companies that engage in Restricted Field Activities in the Business Territory, and if Executive were to engage in prohibited activities in the Restricted Field within the Business Territory, it would harm the Company; (x) the Company expends considerable resources on hiring, training, and retaining its employees and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company; and (xi) the Company expends considerable resources acquiring, servicing, and retaining its Customers and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company.

11.   Other Agreements.  Executive reaffirms Executive’s obligations set forth in the Employee Proprietary Rights Agreement attached hereto as Exhibit B.  Executive further acknowledges and agrees that he will comply with all other Company policies and procedures, including, without limitation, the Company’s Insider Trading policy.

12.   Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or (iii) of which 30% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company.  Upon such assignment by the Company, the Company shall attempt to obtain the assignees’ written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.  After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 12.

13.   Other Provisions.

13.1.        Governing Law.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof.

13.2.        Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement.  Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

13.3.        Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.

13.4.        Withholding Taxes and Right of Offset.  The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling.  Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement or otherwise against any amounts owed by the Executive to the Company.

13.5.        Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.

13.6.        No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

13.7.        Severability.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

13.8.        Survivability.  Sections 6, 7, 8, 10, 11, 12, and 13 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

“Company”:	The Inventure Group, Inc.

By:
Title:

“Executive”:
Steve Weinberger